  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996
                                                     REGISTRATION NO. 333-05391
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 CONNECT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                 DELAWARE                                   7375                         77-0431045
      (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                 CONNECT, INC.
                               515 ELLIS STREET
                         MOUNTAIN VIEW, CA 94043-2242
                                (415) 254-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               THOMAS P. KEHLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CONNECT, INC.
                               515 ELLIS STREET
                         MOUNTAIN VIEW, CA 94043-2242
                                (415) 254-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
         DONALD M. KELLER, JR.                     CARLA S. NEWELL
           MARK L. SILVERMAN                      ANTHONY M. ALLEN
             EDWARD Y. KIM                        CRAIG M. SCHMITZ
           VENTURE LAW GROUP             GUNDERSON DETTMER STOUGH VILLENEUVE
      A PROFESSIONAL CORPORATION              FRANKLIN & HACHIGIAN, LLP
          2800 SAND HILL ROAD                      600 HANSEN WAY
         MENLO PARK, CA 94025                    PALO ALTO, CA 94304
            (415) 854-4488                         (415) 843-0500

                               ----------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  The purpose of this Amendment No. 5 is solely to file a certain exhibit to the Registration Statement, as set forth below in Item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
      SEC Registration Fee.......................................... $   15,268
      NASD Filing Fee...............................................      4,928
      Nasdaq National Market Listing Fee............................     50,000
      Printing Fees and Expenses....................................    200,000
      Legal Fees and Expenses.......................................    350,000
      Accounting Fees and Expenses..................................    180,000
      Director and Officer Insurance Expenses.......................    400,000
      Blue Sky Fees and Expenses....................................     15,000
      Transfer Agent and Registrar Fees.............................     10,000
      Miscellaneous.................................................     49,804
                                                                     ----------
      Total......................................................... $1,275,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article VIII of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and Section
6.1 of Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since May 31, 1993, the Registrant has issued and sold (without payment of any selling commission to any person, except as set forth below) the following unregistered securities (as adjusted to reflect the Registrant's reincorporation in Delaware and the automatic conversion of its outstanding Preferred Stock upon the completion of this offering):

  (1) In connection with the reincorporation of the Registrant in Delaware to be effected prior to the closing of this offering, the Registrant will exchange shares of its capital stock for the outstanding shares of capital stock of Connect, Inc., a California corporation.

  (2) In June 1994, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 703,999 shares of Common Stock to a total of five investors for an aggregate purchase price of $2,200,002.

  (3) In June 1994 the Registrant issued to an investment management company a warrant to purchase shares of Series E Preferred Stock convertible into an aggregate of 84,000 shares of Common Stock at an exercise price of $3.13 per share of Common Stock in consideration of services rendered in connection with the Registrant's issuance and sale of Series E Preferred Stock.

  (4) In March 1995 the Registrant issued to two German individuals 196,000 shares of Series E Preferred Stock convertible into an aggregate of 196,000 shares of Common Stock in connection with the termination of a distribution and license agreement with Connect GmbH Information Systeme, a German limited liability company ("Connect GmbH"), and the assignment of certain contracts from Connect GmbH to the Registrant.

  (5) From March 1995 to December 1995 the Registrant issued Convertible Subordinated Secured Notes to four investors in the aggregate principal amount of $12,000,099 at an interest rate of 10% per annum. All of such notes were converted into shares of Series F Preferred Stock in December 1995.

  (6) In December 1995 and January 1996 the Registrant issued and sold shares of Series F Preferred Stock convertible into an aggregate of 11,090,612 shares of Common Stock to a total of 14 investors for an aggregate purchase price of $29,279,221.

  (7) In December 1995 the Registrant issued to each of Volpe, Welty & Company and Hambrecht & Quist LLC a warrant to purchase 56,818 shares of Common Stock at an exercise price of $2.64 per share in consideration of services rendered in connection with the Registrant's issuance and sale of Series F Preferred Stock. In addition, the Registrant paid to Volpe, Welty & Company and Hambrecht & Quist LLC a brokerage fee equal to 5% of the gross proceeds received from the sale of the Series F Preferred Stock to certain investors.

  (8) In July 1996 the Registrant issued and sold shares of Series G Preferred Stock convertible into an aggregate of 272,750 shares of Common Stock to a wholly-owned subsidiary of Fruit of the Loom, Inc., one of the Registrant's customers, for an aggregate purchase price of $3,000,250.

  (9) As of June 30, 1996, 314,890 shares of Common Stock had been issued upon exercise of options and 3,037,056 shares of Common Stock were issuable upon exercise of outstanding options under the Registrant's 1989 and 1996 Stock Option Plans.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 26(a).

  The issuance described in Item 26(a)(1) will be exempt from registration under Rule 145 under the Securities Act on the basis that such transaction will not involve a "sale" of securities. The issuances described in Items 26(a)(2) through 26(a)(8) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Item 26(a)(9) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

      1.1+ Form of Underwriting Agreement.

      2.1+ Form of Agreement and Plan of Merger between the Registrant and Connect, Inc., a California corporation.

      3.1+ Certificate of Incorporation of the Registrant.

      3.2+ Bylaws of the Registrant.

      3.3+    Form of Amended and Restated Certificate of Incorporation of the
              Registrant.

      4.1+    Form of the Registrant's Common Stock Certificate.

      5.1+    Opinion of Venture Law Group, a Professional Corporation.

      9.1+ Amended Stockholders Agreement dated July 3, 1996 by and among the Registrant and certain holders of the Registrant's securities.

     10.1+    Form of Indemnification Agreement.

     10.2+ 1989 Stock Option Plan, as amended, and form of stock option agreement.

     10.3+    1996 Stock Option Plan and form of stock option agreement.

     10.4+ 1996 Employee Stock Purchase Plan and form of subscription agreement.

     10.5+ 1996 Directors' Stock Option Plan and form of stock option agreement.

     10.6+    Amended and Restated Registration Rights Agreement dated July 3,
              1996 between the Registrant and certain holders of the Registrant's securities.

     10.7+ Lease Agreement dated September 19, 1994 between the Registrant and BRE Properties, Inc.

     10.8+    Master Equipment Lease dated January 19, 1995 between the
              Registrant and Phoenix Leasing Incorporated.

     10.9+#   Software License Agreement dated February 5, 1996 between the
              Registrant and Entex Information Services Inc.

     10.10**# Software License Agreement dated March 26, 1996 between the
              Registrant and Union Underwear Company, Inc.

     10.11+#  Software License Agreement dated November 7, 1995 between the
              Registrant and PhotoDisc, Inc.

     10.12+# Amendment to Software License Agreement dated March 29, 1996 between the Registrant and PhotoDisc, Inc.

     10.13+#  Software Development and Distribution License Agreement dated
              September 16, 1994 between the Registrant and Fulcrum
              Technologies Inc. and related Amending Agreement, Amending
              Agreement No. 2 and Amending Agreement No. 3.

     10.14+#  OEM Master License Agreement dated June 30, 1995 between the
              Registrant and RSA Data Security, Inc.

     10.15+   Letter Agreement dated May 10, 1995 between the Registrant and
              Hambrecht & Quist Incorporated and related mutual release dated
              June 6, 1996.

     10.16+ Option agreement dated January 16, 1996 between the Registrant and Thomas P. Kehler.

     10.17+ Option agreement dated January 16, 1996 between the Registrant and Gordon J. Bridge.

     10.18+   Option agreement dated April 24, 1996 between the Registrant and
              Gordon J. Bridge.

     10.19+ Letter agreement dated October 19, 1995 between the Registrant and Gordon J. Bridge, and related interpretive letter.

     10.20+ Consulting Agreement dated March 9, 1992 between the Registrant and Quaestus Limited Partnership.

     10.21+   Form of Common Stock Warrant issued to Hambrecht & Quist LLC and
              Volpe, Welty & Company on December 27, 1995.

     10.22+# Business Alliance Program Agreement dated June 11, 1996 between the Registrant and Oracle Corporation and related Runtime
              Sublicense Addendum, and Amendments One and Two to Runtime
              Sublicense Addendum.

     10.23+   Agreement and Mutual Release dated May 24, 1996 between the
              Registrant and Henry V. Morgan.

     10.24+# Development and License Agreement dated March 29, 1996 between the
             Registrant and Time Warner Cable.

     11.1+   Statement Regarding Computation of Per Share Earnings.

     23.1+   Consent of Independent Auditors.

     23.2+   Consent of Counsel (included in Exhibit 5.1).

     24.1+   Power of Attorney.

     27+     Financial Data Schedule.

- --------
**Supercedes exhibit previously filed.
 +Previously filed.
 #Confidential treatment requested.

  (b) Financial Statement Schedule
      Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part if this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registration pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON AUGUST 1, 1996.

                                         CONNECT, INC.

                                                   /s/ Thomas P. Kehler
                                         By: __________________________________
                                                     THOMAS P. KEHLER,
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


             SIGNATURE                        TITLE                DATE
             ---------                        -----                ----
       /s/ Gordon J. Bridge*          Chairman of the         August 1, 1996
- ------------------------------------   Board, Director
         (GORDON J. BRIDGE)


        /s/ Thomas P. Kehler          President, Chief        August 1, 1996
- ------------------------------------   Executive Officer
         (THOMAS P. KEHLER)            and Director (Principal
                                       Executive Officer)


       /s/ Joseph G. Girata*          Vice President of       August 1, 1996
- ------------------------------------   Finance and
         (JOSEPH G. GIRATA)            Administration and
                                       Secretary (Chief
                                       Financial Officer
                                       and Principal
                                       Accounting Officer)


         /s/ Promod Haque*            Director                August 1, 1996
- ------------------------------------
           (PROMOD HAQUE)


      /s/ Rory T. O'Driscoll*         Director                August 1, 1996
- ------------------------------------
        (RORY T. O'DRISCOLL)


      /s/ Richard H. Lussier*         Director                August 1, 1996
- ------------------------------------
        (RICHARD H. LUSSIER)


       /s/ Terry R. McGowan*          Director                August 1, 1996
- ------------------------------------
         (TERRY R. MCGOWAN)


      /s/ Richard W. Weening*         Director                August 1, 1996
- ------------------------------------
        (RICHARD W. WEENING)


       /s/ William B. Welty*          Director                August 1, 1996
- ------------------------------------
         (WILLIAM B. WELTY)



*By:  /s/ Thomas P. Kehler
    --------------------------------
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT                                                            NUMBERED
  NUMBER                                                              PAGE
 -------                                                          ------------
  1.1+    Form of Underwriting Agreement.

  2.1+ Form of Agreement and Plan of Merger between the Registrant and Connect, Inc., a California corporation.

  3.1+    Certificate of Incorporation of the Registrant.

  3.2+    Bylaws of the Registrant.

  3.3+    Form of Amended and Restated Certificate of
          Incorporation of the Registrant, to be filed prior to completion of the offering.

  4.1+    Form of the Registrant's Common Stock Certificate.

  5.1+    Opinion of Venture Law Group, a Professional
          Corporation.

  9.1+ Amended Stockholders Agreement dated July 3, 1996 by and among the Registrant and certain holders of the Registrant's securities.

 10.1+    Form of Indemnification Agreement.

 10.2+ 1989 Stock Option Plan, as amended, and form of stock option agreement.

 10.3+ 1996 Stock Option Plan and form of stock option agreement.

 10.4+ 1996 Employee Stock Purchase Plan and form of subscription agreement.

 10.5+ 1996 Directors' Stock Option Plan and form of stock option agreement.

 10.6+ Amended and Restated Registration Rights Agreement dated July 3, 1996 between the Registrant and certain holders of the Registrant's securities.

 10.7+    Lease Agreement dated September 19, 1994 between the
          Registrant and BRE Properties, Inc.

 10.8+ Master Equipment Lease dated January 19, 1995 between the Registrant and Phoenix Leasing Incorporated.

 10.9+# Software License Agreement dated February 5, 1996 between the Registrant and Entex Information Services
          Inc.

 10.10**# Software License Agreement dated March 26, 1996 between the Registrant and Union Underwear Company,
          Inc.

 10.11+# Software License Agreement dated November 7, 1995 between the Registrant and PhotoDisc, Inc.

 10.12+#  Amendment to Software License Agreement dated March
          29, 1996 between the Registrant and PhotoDisc, Inc.

 10.13+#  Software Development and Distribution License
          Agreement dated September 16, 1994 between the
          Registrant and Fulcrum Technologies Inc. and related
          Amending Agreement, Amending Agreement No. 2 and
          Amending Agreement No. 3.

 10.14+# OEM Master License Agreement dated June 30, 1995 between the Registrant and RSA Data Security, Inc.

 10.15+   Letter Agreement dated May 10, 1995 between the
          Registrant and Hambrecht & Quist Incorporated and related mutual release dated June 6, 1996.

 10.16+   Option agreement dated January 16, 1996 between the
          Registrant and Thomas P. Kehler.

 10.17+   Option agreement dated January 16, 1996 between the
          Registrant and Gordon J. Bridge.

 10.18+   Option agreement dated April 24, 1996 between the
          Registrant and Gordon J. Bridge.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                                                               PAGE
 -------                                                           ------------
 10.19+   Letter agreement dated October 19, 1995 between the
          Registrant and Gordon J. Bridge, and related
          interpretive letter.

 10.20+   Consulting Agreement dated March 9, 1992 between the
          Registrant and Quaestus Limited Partnership.

 10.21+   Form of Common Stock Warrant issued to Hambrecht &
          Quist LLC and Volpe, Welty & Company on December 27,
          1995.

 10.22+#  Business Alliance Program Agreement dated June 11,
          1996 between the Registrant and Oracle Corporation and related Runtime Sublicense Addendum, and Amendments
          One and Two to Runtime Sublicense Addendum.

 10.23+ Agreement and Mutual Release dated May 24, 1996 between the Registrant and
          Henry V. Morgan.

 10.24+# Development and License Agreement dated March 29, 1996 between the Registrant and Time Warner Cable.

 11.1+    Statement Regarding Computation of Per Share Earnings.

 23.1+    Consent of Independent Auditors.

 23.2+    Consent of Counsel (included in Exhibit 5.1).

 24.1+    Power of Attorney.

 27+      Financial Data Schedule.

- --------
**Supercedes exhibit previously filed.
 +Previously filed.
 #Confidential treatment requested.